Press Release	FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer (203) 775-9000 ssmith@photronics.com

PHOTRONICS APPOINTS DR. LIANG-CHOO HSIA
TO BOARD OF DIRECTORS

     BROOKFIELD, Connecticut January 5, 2012 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced that effective immediately, Dr. Liang-Choo (“LC”) Hsia, an executive in leading-edge semiconductor technology, was appointed to serve on the Company’s Board of Directors. Dr. Hsia, formerly Senior Technical Advisor to Global Foundries, is filling the Board seat that until December 2010 was held by Dr. Willem D. Maris, who passed away at that time.

     Constantine “Deno” Macricostas, chairman and chief executive officer of Photronics stated, “Dr. Hsia has a long history of accomplishments in leading the node transition of semiconductor manufacturing. LC brings both a vision for the future of semiconductor fabrication and a unique global perspective to our management team. His critical technology and leadership experience will be leveraged as we move forward in the technology landscape.”

     Dr. Hsia was formerly Senior Vice President and Senior Technical Advisor at Global Foundries. He joined Global Foundries as a result of the acquisition of Chartered Semiconductor Manufacturing where, for over ten years, he played a pivotal role in defining roadmaps for advanced node migration and oversaw the company’s participation in the Joint Development Alliance with IBM for advanced manufacturing to the 22/20nm nodes. He joined Chartered after serving for three years as Director of Technology Development of United Microelectronics Corporation in Taiwan. Prior to that, he spent over a decade with IBM as an advisory scientist in various divisions.

-- more --

PHOTRONICS APPOINTS DR. LIANG-CHOO HSIA TO BOARD OF DIRECTORS…………… PAGE TWO

     “Photronics is poised to lead the high-end evolution of the lithography business and I am excited to join the management team at this strategic time,” commented Dr. Hsia on his appointment. “I look forward to assisting the team in delivering advanced mask fabrication services and technologies to IC and FPD manufacturers around the world,” furthered Dr. Hsia.

     Dr. Hsia, received his Ph.D. in physics from Ohio State University and has authored or co-authored over 100 papers and over 50 patents. He resides in Taiwan and has offices in Taiwan and Singapore.

# # #

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the United States Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.